EXHIBIT 21

INFINITY PROPERTY AND CASUALTY CORPORATION

EXHIBIT 21 – SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Infinity at December 31, 2010. All corporations are subsidiaries of Infinity and, if indented, subsidiaries of the company under which they are listed.

Name of Company	Incorporated	Percentage of Ownership
Hillstar Insurance Company	Indiana	100
Infinity Financial Centers, LLC	Delaware	100
Infinity Insurance Company	Indiana	100
Infinity Agency of Texas, Inc.	Texas	100
Infinity Assurance Insurance Company	Ohio	100
Infinity Auto Insurance Company	Ohio	100
Budget Insurance Premium, Inc.	Ohio	100
Leader Group, Inc.	Ohio	100
Leader Managing General Agency, Inc.	Texas	100
Infinity Casualty Insurance Company	Ohio	100
Atlanta Casualty Group, Inc.	Georgia	100
Atlanta Casualty General Agency, Inc.	Texas	100
Infinity County Mutual Insurance Company	Texas	(a	)
Infinity General Insurance Company	Ohio	100
Infinity Indemnity Insurance Company	Indiana	100
Infinity Preferred Insurance Company	Ohio	100
Infinity Premier Insurance Company	Indiana	100
Infinity Reserve Insurance Company	Ohio	100
Infinity Safeguard Insurance Company	Ohio	100
Granite Finance Company, Inc.	Texas	100
Infinity Security Insurance Company	Indiana	100
Infinity Select Insurance Company	Indiana	100
Infinity Specialty Insurance Company	Ohio	100
Infinity Standard Insurance Company	Indiana	100
Infinity Property and Casualty Services, Inc.	Georgia	100
Casualty Underwriters, Inc.	Georgia	51
Windsor Group, Inc.	Georgia	100
Texas Windsor Group, Inc.	Texas	100
The Infinity Group, Inc.	Indiana	100

(a)	Denotes company that is affiliated but not owned.